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                                                                 Exhibit p(6)(b)
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TITLE:                                                                   SECTION:         EXHIBITS
                GGP PERSONAL SECURITIES TRADING GUIDELINES - CHARLOTTE
                AND NEW YORK
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ADOPTED/REVISED:               3/00                                      REF. NO.         EXHIBIT D11-C
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                 GARTMORE GLOBAL PARTNERS INVESTMENT MANAGEMENT
                       (CHARLOTTE AND NEW YORK EMPLOYEES)
                     PERSONAL SECURITIES TRADING GUIDELINES

Each associate of Gartmore Global Partners (GGP) located in Charlotte and New York is subject to both the GGP and Bank of America Codes of Ethics. These codes specifically state that "Associates must never make changes in their personal investments on the basis of confidential information relating to GGP or Bank of America". The Bank of America Code of Ethics also incorporates the Bank's General Policy on Insider Trading.

No associate will trade for their personal account based on knowledge of trades by a style team or fund manager. GGP associates are expected to maintain the highest standards of personal integrity in regard to any personal securities activity. The mere appearance of impropriety is to be avoided due to the position of public trust in which GGP and Bank of America operate.

I.     GENERAL GUIDELINES
       ------------------

       A. PURPOSE. These guidelines are designed to provide rules governing the purchase and sale of individual securities by associates who have access to sensitive investment information. They apply to all purchases and sales of securities and their derivatives unless specifically exempted below.

       B. INDIVIDUAL TRADING. Associates are encouraged by management to use mutual funds for personal investment purposes. However, associates are permitted to trade in individual securities as long as they observe these guidelines.

       C. APPLICATION. All associates must report all securities transactions in which they have a direct or indirect beneficial interest.

       D. EXEMPT SECURITIES. These guidelines do not apply to individual purchases or sales in the following securities:

              1. Open-end mutual funds whether proprietary or non proprietary.

              2.   Money market instruments.



Exhibit D11-C                                                      Page 1 of 4
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               3.   U.S. Government securities.

               4. Short term U.S. Government agency securities and short term securities guaranteed by the U.S. Government or its agencies.

               5.   Derivative securities of any of the above instruments.

       E. BANK OF AMERICA STOCK. Associates are encouraged to own Bank of America Stock. However, purchases, sales, or holdings of Bank of America stock must be reported as detailed below in Section L.

       F.     ORGANIZATION APPLICATION.

              1. Sections G, H and I of these guidelines shall apply only to any investment associates located in Charlotte or New York, including any members of investment style teams and any senior portfolio managers as designated by the Chief Investment Officer, as well as any investment personnel who would be considered "access "(1) persons under the Investment Company Act of l940, or "advisory representatives"(2) under the Investment Advisers Act of l940, as well as other associates who might come into possession of sensitive investment information.

       G. STOCK PURCHASES. The first time a stock is added to any common trust fund or to a mutual fund (other than an index fund), managed by GGP, no personal purchases of the security will be permitted for 15 calendar days.

              1. The first time a stock is added to a common trust fund or to a mutual fund, the clock starts to run anew. For example, if ABC was added to the International Equity Fund on March 3, the 15-day clock would begin. If on March 10, ABC was added to the Emerging Markets Fund, the 15-day clock








--------------------

(1)Rule 17j-1(c)(1)(iii) of the Investment Company Act defines an "access" person as any director, officer, general partner, or advisory person of the investment adviser who, with respect to any registered investment company, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to any registered investment company; or who, in connection with his duties, obtains any information concerning securities recommendations being made by such investment adviser to any registered investment company; or who, in connection with his duties, obtains any information concerning securities recommendations being made by such investment adviser of any registered investment company.

(2)Advisory Representatives as defined under the Investment Advisers Act of 1940 means any person who, for compensation, engages in the business of advising, either directly or through publications, as to the value of securities or as to the advisability of investing in, purchasing or selling securities or who, for compensation and as a part of regular business issues or promulgates analyses or reports concerning securities.











Exhibit D11-C                                                      Page 2 of 4
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                     would begin again. No one could buy ABC from March 3 until
                     15 days after March 10.


       H. STOCK SALES. When a final sales order is placed for elimination of a holding from any common trust fund or a mutual fund by GGP, (other than an index fund), no personal sale of the security can be made for 15 calendar days.

              1. When a final sales order is placed for elimination of a holding from a fund, the clock starts to run anew. For example, if ABC was deleted from the International Equity Fund on March 3, the 15-day clock would begin. If on March 8, ABC was deleted from the Emerging Markets Fund, the 15-day clock would begin again. No one could sell ABC from March 3 until 15 days after March 8 or March 24.

       I. BLACK OUT PERIODS. In addition to the purchase and sale restrictions noted above, no Fund manager may purchase or sell a security for their own account within seven (7) calendar days BEFORE AND AFTER the fund he/she manages trades in that security.

       J. SHORT TERM TRADING. Associates may not profit from the purchase and sale, or sale and purchase, of the same securities within a period of 60 calendar days. This prohibition includes any derivative or market equivalent of the security. Profits recognized on short term trades ( i.e., trades made within a 60 day period) will be required to be disgorged. This prohibition applies to any trade of the associate and is not contingent on the security being held by a fund.

       K.     OTHER PROHIBITED TRANSACTIONS

              1. Associates subject to these guidelines are prohibited from acquiring securities through private placements or initial public offerings.

                    * EXCEPTION. Associates may acquire municipal bonds underwritten by Bank of America during the initial public offering period, inasmuch as these bonds are ineligible for purchase by any fund.

              2. Associates may not purchase foreign securities, ADR's or GDR's traded on US exchanges, without the prior written approval of the Charlotte Compliance Officer.

               3. Associates are also prohibited from trading in any closed end fund for which Bank of America or any of its affiliates is acting as investment adviser.





Exhibit D11-C                                                      Page 3 of 4
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                     Holdings acquired prior to the date of this policy should
                     be reported and sales of units pre approved by the Compliance Office.

              4. The provisions of section I, J, and K include transactions in corporate and municipal bonds.

       L. BROKERAGE STATEMENTS. Associates subject to these guidelines are required to provide the Bank of America Corporate Compliance Office with copies of their brokerage statements and trading confirmations.

       M. ANNUAL LISTING OF ASSETS. In January of each year, all associates subject to these Guidelines will provide to the Compliance Office a statement of assets. Such a statement will also be obtained when an individual commences employment in these areas.

II.    MONITORING AND DISCLOSURE
       -------------------------

The Compliance Officer will monitor the observance of these guidelines and is authorized to modify these requirements upon proper disclosure and under appropriate circumstances.






Exhibit D11-C                                                      Page 4 of 4